LION COPPER AND GOLD CORP. ANNOUNCES PROPOSED REFINANCE

OF CONVERTIBLE DEBENTURES

February 15, 2024, Vancouver, British Columbia - Lion Copper and Gold Corp. ("Lion CG" or the "Company") (TSX-V: LEO) (OTCQB: LCGMF) announces that it proposes to complete a debt restructuring transaction pursuant to which it is offering to holders of its convertible debentures (the "Existing Debentures") that are due in 2024 the option to replace the Debentures (plus accrued interest) (the "Replacement Offer") as described below with new convertible debentures (the "New Debentures") or for shares ("Shares for Debt Settlement").

In June and July of 2022, the Company issued 14% unsecured Existing Debentures with an aggregate principal amount of USD$2,000,000 (the "2022 Existing Debentures") and 29,850,738 detached warrants with the 2022 Existing Debentures. In March of 2023, the Company issued 14% unsecured Existing Debentures with an aggregate principal amount of USD$1,306,172 (the "2023 Existing Debentures") and 18,461,015 detached warrants with the 2023 Existing Debentures. The Existing Debentures were originally issued with a maturity date of 20 months from the date of issuance, and the detached warrants expire on the maturity date.

Replacement Offer

Pursuant to the Replacement Offer, an aggregate of up to US$3,950,113 in principal amount of senior unsecured New Debentures plus accompanying detached warrants ("Warrants") would be issued to replace the Existing Debentures that elect to participate in the Replacement Offer. The New Debentures will have, a maturity date of 12 months; bear interest at a rate of 20% per annum, non-compounding, and accrued interest on may be converted into common shares of the Company at a conversion price equal to the Market Price (as defined in TSX Venture Exchange policies) as at the conversion date; may be converted into common shares of the Company at a conversion price of US$0.06 (C$0.08) per share, or at the holder's option into common shares the Company owns of Falcon Butte at US$0.25 (C$0.32) per share; and one Warrant will be issued for every US$0.06 of principal New Debentures issued. Each Warrant is exercisable into one common share of the Company at an exercise price of US$0.06 (C$0.08) for a period of 12 months from the date of issuance.

Insiders of the Company hold US$2,378,095 of principal and interest of Existing Debentures which are eligible to participate in Replacement Offer.

Shares for Debt Settlement

Existing Debentures that elect not to participate in the Replacement Offer may instead convert the principal and interest of their Existing Debentures into units ("Units") of the Company at US$0.045 (C$0.06) per Unit. Each Unit will be comprised of one common share and one share purchase warrant. Each warrant is exercisable into one additional common share at a price of US$0.06 (C$0.08) per share for a period of 5 years from the date of issuance. TSXV policies do not permit warrants to be issued to insiders on a securities for debt settlement.

The Replacement Offer and the Shares for Debt Settlement are subject to TSX Venture Exchange approval. The securities to be issued in connection with the Replacement Offer and the Shares for Debt Settlement are subject to a statutory four-month hold period, in accordance with applicable securities laws.

On behalf of the Board of Directors,

Stephen Goodman

President

For more information please contact:

Email: info@lioncg.com

Website: www.lioncg.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Certain information in this news release constitutes forward-looking statements under applicable securities laws. Any statements that are contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as "may", "will", or the negative of these terms and similar expressions. Forward-looking statements in this news release include, but are not limited to, statements with respect to the amendments to the terms of the Replacement Offer and the Shares of Debt Settlement. Forward-looking statements necessarily involve known and unknown risks, including, without limitation, general economic conditions; adverse industry events; marketing costs; loss of markets; future legislative and regulatory developments; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favorable terms; the ability of Lion CG to implement its business strategies; competition; currency and interest rate fluctuations and other risks.

The securities referenced in this news release have not been, and will not be, registered under the U.S. Securities Act, or any U.S. state securities laws, and may not be offered or sold in the United States without registration under the U.S. Securities Act and all applicable state securities laws or compliance with the requirements of an applicable exemption therefrom. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities in the United States, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.